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                                                                    EXHIBIT 10.5


                       SportsNuts.com International, Inc.
                         10421 South 400 West, Suite 550
                           Salt lake City, Utah 84095
                                 (801) 816-2500
                               Fax: (801) 816-2594

                                  May 31, 2000

Mr. Anthony Moore
Mr. Daniel Holden
Moore, Clayton & Co.
23852 Pacific Coast Highway, PMB 792
Malibu, California 90265

Dear Sirs:

         The purpose of this letter is to propose the terms of an agreement ("Agreement") between SportsNuts.com International, Inc., a Delaware corporation, and its subsidiaries (collectively, "STSN"), and Moore, Clayton & Co., a Nevada limited liability company ("MCC"). In this regard, STSN offers the following:

         1. Engagement. STSN hereby engages MCC to serve as STSN's nonexclusive financial consultant with respect to assisting STSN in structuring, documenting, and/or arranging public or private equity or debt financing, on balance sheet or off balance sheet, including the introduction of STSN to potential strategic partners and providing advisory services with respect to business plans and forecasts, management, and organizational structure.

         2. Compensation for Capital Raising. In connection with any funding, capital, whether debt or equity, raised for or introduced to STSN as the result of the direct and substantial efforts of MCC (collectively, a "Financing Transaction"), STSN agrees to pay MCC, at the closing of any such Financing Transaction, a "Success Fee" equal to the following:

              a. Cash. MCC shall receive a cash payment equal to ten percent (10%) of the gross amount of any and all monies or other consideration provided to STSN, including monies received from the conversion of warrants or other convertible instruments issued in such Financing Transaction.

              b. Warrants. MCC shall receive warrants ("Warrants") to purchase shares of STSN's Common Stock in an amount equal to ten percent (10%) of the number of securities issued by STSN in a Financing Transaction. The Warrants shall be exercisable for a period of five (5) years from the closing date of the Financing Transaction at a price per share equal to the price paid for the securities issued in the Financing Transaction. All shares underlying such Warrants shall have piggy-back registration rights should STSN file a registration statement other than a S-8 or S-4 registration statement.

              c. Limitation on Success Fee. Notwithstanding subsections (a)-(b) in this Section 2, STSN shall be entitled to deduct from the Success Fee and any and all fees payable to MCC the amount of any finder's fee payable in cash or securities to any intermediaries in connection with a Financing Transaction. Payment of the Success Fee shall not apply to consideration provided to or by STSN to a third party in connection with a Material Transaction or a Qualified Partnership (as defined below).



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              d. Expense Reimbursement for Capital Raising. STSN hereby agrees to reimburse MCC for any and all expenses incurred in connection with this Agreement, not to exceed three percent (3%) of the gross amount of any Financing Transaction. Such reimbursements shall be paid by the end of each month if submitted by the fifteenth day of such month.

         3. Compensation for Mergers & Acquisitions. During the term of this Agreement or during the twelve-month period following the termination thereof, with respect to an organization that engages STSN in a merger, acquisition, or a purchase or sale of all or substantially all of the stock or assets of STSN or such organization (excluding a Qualified Partnership), and only if such organization was introduced to STSN by MCC's direct and substantial efforts (hereafter such transaction is referred to as a "Material Transaction"), MCC will be entitled to receive the following compensation, subject to any prohibition or restriction on the payment of commissions as required by law:

              a. Cash. MCC shall be entitled to a five percent (5%) cash commission from any cash consideration paid by STSN in connection with a Material Transaction.

              b. Securities. MCC shall be entitled to five percent (5%) of any and all securities issued by STSN in connection with a Material Transaction.

              c. Limitations. Notwithstanding subsections (a)-(b) in this
Section 3, STSN shall be entitled to deduct, from any amounts payable to MCC pursuant hereto, the amount of any finder's fee payable in cash or securities to any intermediaries in connection with a Material Transaction. Payment of the Success Fee shall not apply to consideration provided to or by STSN to a third party in connection with a Financing Transaction or a Qualified Partnership (as defined herein).

         4. Compensation for Non-Merger, Non Acquisition Strategic Partnerships. During the term of this Agreement or during the twelve-month period following the termination thereof, with respect to an organization that engages STSN in a joint venture or similar joint enterprise or undertaking (excluding a Material Transaction), and only if such organization was introduced to STSN by MCC's direct and substantial efforts (hereafter such engagement is referred to as a "Qualified Partnership" and such organization is referred to as a "Qualified Partner"), MCC will be entitled to receive the following compensation, subject to any prohibition or restriction on the payment of commissions as required by law:

              a. First, Second, and Third Years. Beginning the date hereof and continuing until three (3) years therefrom, MCC shall be entitled to ten percent (10%) of Net Revenues received by STSN resulting from such Qualified Partnership.

              b. Fourth and Fifth Year. Beginning three (3) years from the date hereof and continuing until five (5) years therefrom, MCC shall be entitled to four percent (4%) of Net Revenues received by STSN resulting from such Qualified Partnership.

              c. Sixth and Seventh Year. Beginning five (5) years from the date hereof and continuing until seven (7) years therefrom, MCC shall be entitled to two percent (2%) of Net Revenues received by STSN resulting from such Qualified Partnership. No compensation shall be payable to MCC pursuant to this Section 4 after seven (7) years from the date hereof.

For purposes of this Section 4, "Net Revenues" shall mean cash consideration received by STSN that is directly and substantially attributable to STSN's relationship with a Qualified Partner, less: (i) internet access and computer



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related expenses, (ii) host computer and network equipment costs, (iii)
technology personnel, technical support, billing, and related costs associated with operating the web site, (iv) costs associated with customer support and website operations, (v) royalties paid to information and service providers,
(vi) royalties paid for licensed technologies, (vii) costs of merchandise sold,
(viii) sales returns and allowances, (ix) fees paid to content providers, (x) fees paid to organizations in connection with online registration, and (xi) all other items normally included in determining cost of goods sold of similar enterprises under generally accepted accounting principles.

         4. Expenses, Generally. Except for reimbursement of expenses provided in connection with capital raising as provided in Section 2(e) above, MCC will be responsible for the payment of all expenses that MCC may incur in connection with the performance of the services under this Agreement.

         5. Confidentiality. It is understood that during the course of this engagement MCC will be furnishing proprietary and confidential advice and information to STSN relating to strategic relationships, management consulting and advisory, and capital formation from sources developed by MCC through its relationships with such sources and that accordingly, any such information or any other information relating to MCC's efforts on STSN's behalf with third parties provided to STSN by MCC, is confidential. STSN agrees to treat as confidential any such information or related or similar information provided by MCC and STSN will not without MCC's prior written consent, disclose such to any third party. MCC will treat as confidential and will not, without the prior written consent of STSN, disclose to any third party any confidential information provided to MCC by STSN. Notwithstanding the foregoing, the terms of this Paragraph 6 shall not apply to any information which is or becomes generally available to the public, is required by law to be disclosed, or is obtained from any third party which is in possession of such information through no fault of MCC and is not under any obligation, to MCC's knowledge, to treat such information as confidential.

         6. No Obligation to Consummate Transaction. STSN is not obligated to accept a Financing Transaction, Material Transaction, or a Qualified Partnership hereunder. STSN may reject any such Financing Transaction, Material Transaction or Qualified Partnership for any reason or for no reason. If the Company decides to engage in a Financing Transaction, Material Transaction, or a Qualified Partnership, the final terms of any such agreement will be the subject of negotiation between STSN and such organization with which STSN may engage in its discretion. Unless otherwise specified in writing and signed by a duly authorized representative of STSN, MCC has no authority to negotiate such transaction on behalf of STSN.

         7. Conflicting Obligations. MCC represents and warrants to STSN that MCC does not have any pre-existing obligations that are inconsistent with this Agreement or that might prevent or impair MCC's ability to perform the services contemplated hereunder. MCC also agrees not to enter into any such conflicting obligations during the term of this Agreement.

         8. Indemnification. MCC, on behalf of itself and its affiliates, hereby jointly and severally agrees to indemnify STSN and the STSN, on behalf of itself and its affiliates, hereby agrees to indemnify MCC and each of them from any and all liabilities, losses, damages, costs, or expenses (including without limitation court costs and reasonable fees of attorneys, accountants, and expert witnesses) relating to any action or other proceeding instituted, maintained, prosecuted by, or voluntarily aided by any party where such action or proceeding is contrary to the provisions of this Agreement.



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         9. Termination. Either STSN or MCC may terminate this Agreement at anytime for any reason (or for no reason) by giving written notice to the other of such termination at least thirty (30) days in advance of the date of such termination. Upon termination of this Agreement, all obligations of STSN and all obligations of MCC shall cease, except that the provisions of the Agreement contained in Sections 7 through 16 below shall continue in effect, as appropriate. All liability of either party for any breach of this Agreement shall also survive termination hereof. Upon any such termination, MCC and STSN shall each promptly return to the other all information considered by the other party as confidential or proprietary. Except as specifically set forth herein, upon such termination, MCC shall be entitled to compensation earned prior to the date of termination computed pro rata up to and including the date of termination, but shall not be entitled to any further compensation or reimbursement following such date.

         10. Independent Contractor Status. It is understood and agreed that STSN engages MCC as an independent contractor, solely to provide the services described herein. Nothing contained in this Agreement nor the performance of services contemplated hereby, or otherwise, shall create a fiduciary duty on the part of MCC to STSN, nor shall MCC have any duties, obligations or liability to the security holders of STSN or any third party in connection with its engagement hereunder.

         11. Licenses. MCC now possesses or shall obtain all required licenses or permits of any governmental agency as may be necessary for MCC to perform the services hereunder.

         12. Exclusions. This Agreement shall not apply to any financial or strategic relationship with Promia Incorporated, the National Football League, or any persons or contacts introduced to STSN by Anthony Moore, MCC, The Sunvest Corporation, J.D. Holden Associates, or Daniel Holden prior to May 24, 2000.

         13. Notices. Any notice required hereunder to be given by either party shall be in writing and shall be delivered personally or sent by certified or registered mail, postage prepaid, or by private courier, with written verification of delivery, or by facsimile transmission to the other party to the address or telephone number set forth below or to such other address or telephone number as either party may designate from time to time according to this provision. A notice delivered personally shall be effective upon receipt. A notice sent by facsimile transmission shall be effective twenty- four hours after the dispatch thereof. A notice delivered by mail or by private courier shall be effective on the third day after the day of mailing.

to STSN at:                             to MCC at:

SportsNuts.com                          Moore, Clayton & Co.
10421 South 400 West, Suite 550         23852 Pacific Coast Highway, PMB 792
Salt Lake City, Utah 84095              Malibu, California 90265
Attention: Kenneth I. Denos             Attention: Anthony R. Moore
Telefax: (801) 816-2594                 Telefax: (310) 317-4872

         14. Entire Agreement. This Agreement constitutes the entire understanding between STSN and MCC with reference to the subject matter hereof and supersedes any prior understandings and agreements related thereto, whether written or oral. This Agreement may be executed in one or more counterparts, which together shall constitute a binding agreement. A signed facsimile will create and constitute an original, legally binding agreement on the party sending the same.



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         15. Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Utah, without any references to conflicts of laws. Each of the parties hereto consents to the exclusive jurisdiction of the courts of Salt Lake County, State of Utah for resolution of any disputes arising hereunder.

         If the foregoing constitutes the agreement and understanding of STSN, please confirm by signing and returning one copy of this Agreement to me, whereupon this Agreement shall become binding between STSN and MCC as of the date first above written.

                                        Very truly yours,


                                        /s/ Kenneth I. Denos
                                        Kenneth I. Denos, Executive Vice
President
                                        SportsNuts.com International, Inc.

Agreed to and accepted this 31st day
of May, 2000


/s/ Anthony Moore
Anthony Moore, Managing Director
Moore, Clayton & Co.



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